Exhibit 10.01

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into between Audentes Therapeutics, Inc. (the “Company”) and                      (the “Executive”). This Agreement is effective as of                  , 20     (the “Effective Date”). [This Agreement supersedes and replaces in its entirety the                      dated                  ,          between Executive and the Company.]1

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position, Duties and Place. As of the Effective Date, Executive will serve as                      of the Company and will report to the                     2. Executive shall perform the duties commonly associated with the position of                      and that may be assigned to the Executive by the                     3 from time to time. Executive will work primarily from the Company’s offices in                     . [Executive may be removed from the Board in accordance with applicable law and the Company’s Bylaws.]4 Upon a termination of employment, and to the extent requested in writing by the Company, Executive agrees to resign from all positions Executive may hold with the Company at such time.

2. Exclusive Service. During the Executive’s employment term (the “Employment Term”), Executive (i) will be expected to devote his or her full working time and attention to the business of the Company, (ii) will not render services to any other business without the prior approval of the Company and (iii) will not directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Executive will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the Employment Term.

3. At-Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without Cause (as defined below) and with or without notice. The Company may modify the Executive’s position, duties, goals, reporting relationship, work location, and compensation based on the Executive’s performance and Company needs.

4. Compensation and Benefits.

4.1. Base Salary. During the Employment Term, Executive’s annual base salary will be $                    , payable in accordance with the Company’s normal payroll practices, less any payroll deductions and withholdings as are required by law. The Compensation Committee (the “Compensation Committee”) of the Company’s Board of

[1]	Insert the bracketed language for existing executives and include reference to relevant employment agreement or offer letter.
[2]	Insert for the CEO “the Company’s Board of Directors” and for the SVPs and VPs “the Chief Executive Officer”.
[3]	Insert for the CEO “the Company’s Board of Directors” and for the SVPs and VPs “the Chief Executive Officer”.
[4]	Insert the bracketed language for the CEO and other members of the Company’s Board of Directors.

Directors (the “Board”) shall periodically review (at least annually) Executive’s compensation and benefits, provided that any changes thereto shall be determined by the Compensation Committee in its sole and absolute discretion. Executive’s base salary in effect from time to time is referred to herein as the “Base Salary”.

4.2. Target Bonus. During the Employment Term, Executive will be eligible to receive an annual cash bonus, with a target amount equal to a percentage of Executive’s Base Salary for each full calendar year as determined by the Compensation Committee from time to time in its sole and absolute discretion (the “Target Bonus” and the actual amount awarded, the “Actual Bonus”), based upon achievement of corporate performance (including financial) and/or personal performance objectives to be established by the Compensation Committee from time to time and subject to the terms of the applicable bonus plan(s). To receive payment of any Actual Bonus, Executive must be employed by the Company on the last day of such fiscal year to which such bonus relates and at the time the bonus is paid. Executive’s Actual Bonus will be paid by the fifteenth (15th) day of the third (3rd) month following the Company’s taxable year in which it is earned. Executive will be eligible to receive the Actual Bonus in such amount and upon such terms as shall be determined by the Compensation Committee at its sole discretion. [The annual bonus for the current year may be subject to proration taking into account the Effective Date at the sole and absolute discretion of the Compensation Committee.]5

4.3. Employee Benefits. Executive shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its senior executives, subject to the terms and conditions thereof, on terms not less favorable than are made available to the Company’s senior executives. The Company reserves the right to modify benefits, contribution, and reimbursement levels from time to time, as it deems necessary.

4.4. Vacation. Executive will be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

4.1. Equity Awards. [Subject to the approval by the Compensation Committee, the Company will grant the Executive a stock option for                      shares of the Company’s common stock under the Company’s 2016 Equity Incentive Plan (the “Plan”), on such terms as determined at the sole and absolute discretion of the Compensation Committee. Vesting will depend on the Executive’s continued employment with the Company and will be subject to the terms and conditions of the Plan and the written agreement governing the equity award.]6 Executive shall be eligible for future equity grants as determined by and pursuant to the terms established by the Compensation Committee.

5. Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of services on behalf of the Company, subject to Executive’s presentation of appropriate vouchers or receipts in accordance with such policies and approval procedures as the Company may from time to time establish for employees.

[5]	Insert the bracketed language for new executives.
[6]	Insert the bracketed language for new executives.

6. Inventions and Proprietary Information. Executive hereby acknowledges and agrees that he or she has executed the Executive Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Exhibit A, and that such agreement remains in full force and effect.

7. Employment and Termination. Executive’s employment with the Company will be at-will and may be terminated by Executive or by the Company at any time for any reason as follows: (a) Executive may terminate Executive’s employment upon written notice to the Company for “Good Reason,” as defined below (a “Constructive Termination”); (b) Executive may terminate the Executive’s employment upon written notice to the Company at any time in Executive’s discretion without Good Reason (“Voluntary Termination”); (c) the Company may terminate Executive’s employment upon written notice to Executive at any time following a determination that there is “Cause,” as defined below, for such termination (“Termination for Cause”); and (d) the Company may terminate Executive’s employment upon written notice to Executive at any time without Cause for such termination (“Termination without Cause”).

8. Definitions. As used in this Agreement, the following terms have the following meanings:

8.1. Cause. For purposes of this Agreement, “Cause” means (i) Executive’s failure to satisfactorily perform Executive’s duties after there has been delivered to Executive a written demand for performance which describes the specific deficiencies in Executive’s performance and the specific manner in which Executive’s performance must be improved, and which provides thirty (30) business days from the date of notice to remedy such performance deficiencies; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude which the Board believes has had or will have a detrimental effect on the Company’s reputation or business, (iii) Executive engaging in an act of gross negligence or willful misconduct in the performance of his or her employment obligations and duties, (iv) Executive’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (v) Executive engaging in any other misconduct that has had or will have a material adverse effect on the Company’s reputation or business; or (vi) Executive’s breach of any material written Company policy that has been communicated to Executive in advance of Executive’s breach, the Executive Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s trade secrets or proprietary information.

8.2. Change in Control. For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

8.3. COBRA. For purposes of this Agreement, “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

8.4. Disability. For purposes of this Agreement “Disability” shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

8.5. Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without Executive’s written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from Executive specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Executive terminates employment within the earlier of ten days (10) days following expiration of such cure period or receipt from the Company that such deficiencies will not be cured: (i) a material change, adverse to Executive, in Executive’s position, titles, offices or duties; (ii) an assignment of any significant duties to Executive that are inconsistent with Executive’s positions or offices held under this Agreement; (iii) a decrease in Executive’s Base Salary by more than 10% (other than in connection with a general decrease in the base salary of all other officers); (iv) the relocation of the Executive to a facility or a location more than fifty (50) miles from Executive’s then current location.

9. Effect of Termination of Employment. For purposes of this Agreement, no payment will be made to Executive upon termination of Executive’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder.

9.1. Termination for Cause, Death or Disability or Voluntary Termination. In the event Executive is terminated by the Company pursuant to a Termination for Cause, in the event of Executive’s death or Disability or in the event of the Executive’s Voluntary Termination, Executive will be paid only (i) any earned but unpaid Base Salary and earned but unused vacation or paid time off, and (ii) other unpaid and then vested amounts, including any amount payable to the Executive under the specific terms of any agreements, plans or awards in which Executive participates, unless otherwise specifically provided in this Agreement, and (iii) reimbursement for all reasonable and necessary expenses incurred by Executive in connection with his or her performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”). Executive will be allowed to exercise his or her vested stock options to purchase Company common stock, if any, during the time period set forth in, and in accordance with, the applicable equity plan and governing stock option agreement(s).

9.2. Termination without Cause or Constructive Termination Not in Connection With a Change in Control, Death or Disability. In the event of Executive’s Termination without Cause or Constructive Termination during the Employment Term , in each case not in connection with a Change in Control (as set forth in Section 9.3 below), provided that (except with respect to the Accrued Compensation) Executive delivers to the Company a signed settlement agreement and general release of claims in favor of the Company in a form reasonably specified by the Company (the “Release”), and satisfies all conditions to make the Release effective within sixty (60) days following Executive’s termination of employment, then, Executive shall be entitled to:

(a) The Accrued Compensation;

(b) A lump sum cash payment equal to             7 months of Executive’s then current Base Salary, payable on the first (1st) business day after the Sixtieth (60th) day following the date of Executive’s termination of employment;

(c) A lump sum payment equal to             8 of the Target Bonus for the then-current fiscal year and paid when annual bonuses are otherwise paid to active employees, but no later than March 15th of the year following the year in which Executive’s termination of employment occurs; and

(d) Provided Executive timely elects to continue health coverage under COBRA, for Executive and/or Executive’s eligible dependents, the Company shall reimburse Executive for any monthly COBRA premium payments made by Executive to continue such coverage for the             9 month period (“Benefit Continuation Period”) measured from the first (1st) month following the month in which Executive’s termination of employment occurs, until the earlier of: (1) the last day of the Benefit Continuation Period after the date of Executive’s termination of employment, (2) the date Executive becomes eligible for group health insurance coverage through a new employer, or (3) the date Executive ceases to be eligible for COBRA coverage for any reason, including plan termination. Notwithstanding the foregoing, if Executive is eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive’s and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period Executive remains eligible for the benefit under the foregoing sentence. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then on the first (1st) business day after the Sixtieth (60th) day following the Executive’s termination of employment, the Company will make the first payment to Executive under this Section 9.2(d), in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid through such date had the Special Cash Payments commenced on the first (1st) day of the first (1st) month following the Executive’s termination of employment through such first (1st) business day after the Sixtieth (60th) day following the Executive’s termination of employment, with the balance of the Special Cash Payments paid monthly thereafter.

[7]	Insert the applicable period: CEO: Twelve (12) months, SVPs: Nine (9) months and VPs: Six (6) months.
[8]	Insert the applicable percentage: CEO: one hundred percent (100%), SVPs: seventy-five percent (75%) and VPs: fifty percent (50%).
[9]	Insert the applicable period: CEO: Twelve (12) months, SVPs: Twelve (12) months and VPs: Six (6) months.

9.3. Termination without Cause or Constructive Termination In Connection With a Change in Control. In the event of Executive’s Termination without Cause or Constructive Termination during the Employment Term, in each case during the period of time commencing ninety (90) days prior to the execution of a definitive agreement providing for the consummation of a Change in Control and ending on the first anniversary of the consummation of such Change in Control, provided that (except with respect to the Accrued Compensation) Executive delivers to the Company the signed Release, and satisfies all conditions to make the Release effective, within sixty (60) days following Executive’s termination of employment, then (in lieu of any benefits pursuant to Section 9.2), the Executive shall be entitled to:

(a) The Accrued Compensation;

(b) A lump sum cash payment equal to             10 months of Executive’s the current Base Salary, payable the first (1st) business day after the Sixtieth (60th) day following the date of Executive’s termination of employment;

(c) A lump sum payment equal to             11 the Target Bonus for the then-current fiscal year and paid when annual bonuses are otherwise paid to active employees, but no later than March 15th of the year following the year in which Executive’s termination of employment occurs;

(d) The payments set forth above in Section 9.2(d) with a Benefit Continuation Period of             12 months; and

(e) Acceleration as to one hundred percent (100%) the then-unvested portion of any then-outstanding Company equity award granted to Executive. Notwithstanding the foregoing, any equity award subject to performance-based vesting will vest at the target level unless otherwise provided in such grant.

9.4. Miscellaneous. For the avoidance of doubt, the benefits payable pursuant to Section 9.2 or Section 9.3 are not cumulative.

9.5. Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, Executive’s severance and other benefits under this Agreement shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being

[10]	Insert the applicable period: CEO: Eighteen (18) months, SVPs: Twelve (12) months and VPs: Nine (9) months.
[11]	Insert the applicable percentage: CEO: one hundred and fifty percent (150%), SVPs: one hundred percent (100%) and VPs: seventy-five percent (75%).
[12]	Insert the applicable period: CEO: Eighteen (18) months, SVPs: Twelve (12) months and VPs: Nine (9) months.

subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10. Company Policies. Executive shall sign and abide by the Company’s insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

11. Arbitration. Executive and the Company agree to submit to mandatory binding arbitration, in San Francisco County, California, any and all claims arising out of or related to this agreement and Executive’s employment with the Company and the termination thereof, except that each party may, at its or his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict Executive’s right to file administrative claims. Executive may bring before any government agency where, as a matter of law, the parties may not restrict the Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, Executive and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

12. Indemnification. Executive will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, and, in addition, Executive will enter into the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company.

13. Section 409A.

(a) To the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest).

(b) It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

(c) It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and/or Treasury Regulation Section 1.409A-1(b)(9) (iii) (as “involuntary separation pay”).

(d) To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(e) Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

14. Miscellaneous.

14.1. Absence of Conflicts. Executive represents that Executive’s performance of the duties under this Agreement will not breach any other agreement as to which Executive is a party.

14.2. Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by Executive and Executive’s heirs and legal representatives.

14.3. Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

14.4. No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

14.5. Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

14.6. Withholding. All sums payable to Executive hereunder shall be in United States Dollars and shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

14.7. Entire Agreement. This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to Executive’s employment with Company. This Agreement supersedes and cancels any and all previous contracts, arrangements or understandings other than the exhibits hereto with respect to Executive’s employment.

14.8. Amendment. The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, except in a writing executed by (i) Executive and (ii) either (A) an authorized executive officer of the Company or (B) an authorized independent member of the Board, in each case, other than Executive.

14.9. Notices. All notices, if any, and all other communications, if any, required or permitted under this Agreement shall be in writing and hand delivered, sent via facsimile, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent via facsimile, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Audentes Therapeutics, Inc.
600 California Street, 17th Floor
San Francisco, CA 94108
Attention:	[13]

If to Executive:

14.10. Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

14.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

14.12. Survival. The provisions of this Agreement shall survive the termination of Executive’s employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

14.13. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written. This Agreement is contingent upon successful completion of a final reference evaluation and background check to be conducted by the Company.

AUDENTES THERAPEUTICS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

[13]	Insert for the CEO “the Company’s Board of Directors” and for the SVPs and VPs “the Chief Executive Officer”.

EXHIBIT A

Executive Invention Assignment and Confidentiality Agreement